Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF OLD LINE BANCSHARES, INC. AND WSB HOLDINGS, INC.

The following unaudited pro forma combined balance sheets at March 31, 2013 and unaudited pro forma condensed combined statements of income for the three months ended March 31, 2013 and twelve months ended December 31, 2012, illustrate the effect of the merger of WSB Holdings, Inc. with and into Old Line Bancshares, Inc. (“Old Line Bancshares”).  We have based the unaudited pro forma condensed combined financial statements on the unaudited balance sheets at March 31, 2013 and the unaudited consolidated statements of income for the three months ended March 31, 2013 and the audited statements of income for the twelve months ended December 31, 2012 of WSB Holdings, Inc. and Old Line Bancshares.

As required by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805-Business Combinations, we have used the acquisition method of accounting and adjusted the acquired assets and liabilities of WSB Holdings, Inc. to fair value as of the balance sheet date.  Under this method, we will record WSB Holdings, Inc’s assets and liabilities as of May 10, 2013, the date of the acquisition, at their respective fair values and add them to those of Old Line Bancshares.  We will record in goodwill any difference between the purchase price for WSB Holdings, Inc. and the fair value of the identifiable net assets acquired (including core deposit intangibles); however, these are subject to change for a one-year period if material information which existed at the acquisition date previously unknown becomes known.  Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information.  We will not expense the amortization of the goodwill that results from the acquisition, if any, but will review it for impairment at least annually.  To the extent there is an impairment of the goodwill, we will expense the impairment.  We will amortize to expense core deposit and other intangibles with definite useful lives that we record in conjunction with the merger.  Financial statements that Old Line Bancshares issues after the acquisition will reflect the results attributable to the acquired operations of WSB Holdings, Inc. beginning on May 10, 2013, the date of completion of the acquisition.

In connection with the acquisition, Old Line Bancshares is currently working to consolidate the operations of WSB Holdings, Inc.  We continue to assess the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies.  We will record any additional cost associated with such decisions as incurred and have not included them in the pro forma adjustments to the pro forma consolidated statements of income.  We have not included these savings in the pro forma consolidated statements of income and there are no assurances that we will realize these reductions.

We have provided the unaudited pro forma information for information purposes only.  The pro forma financial information presented is not necessarily indicative of the actual results that we would have achieved had we consummated the merger on the dates or at the beginning of the periods presented, and it is not necessarily indicative of future results.  You should read the unaudited pro forma financial information in conjunction with notes thereto and the audited consolidated financial statements and the notes thereto of Old Line Bancshares and WSB Holdings, Inc.  Actual results may be materially different than the pro forma data presented.

We have made certain reclassification adjustments to the pro forma financial statements to conform to Old Line Bancshares’ financial statement presentation.

Old Line Bancshares, Inc.

Consolidated Proforma Balance Sheets with WSB Holdings, Inc.

(Unaudited)

	Old Line	WSB	Proforma		Proforma
	Bancshares	Holdings, Inc	Adjustments		Combined
	March 31, 2013	March 31, 2013	March 31, 2013		March 31, 2013
Assets
Cash and due from banks	$37,651,112	$3,319,231	$(16,966,208	)(1)	$24,004,135
Interest bearing accounts	30,291	50,551	—		80,842
Federal funds sold	331,153	30,685,753	—		31,016,906
Total cash and cash equivalents	38,012,556	34,055,535	(16,966,208)		55,101,883

Investment securities available for sale	154,081,188	58,936,591	—	(4)	213,017,779
Mortgage-backed securities available for sale	—	21,762,495	—		21,762,495
Loans, net of deferred fees and costs	615,903,541	184,774,366	(14,160,696	)(5)	786,517,211
Allowance for loan losses	(4,052,947)	(2,795,109)	2,767,274	(5)	(4,080,782)
Equity securities at cost	3,174,220	—	—		3,174,220
Premises and equipment	24,912,937	4,741,270	5,673,151	(10)	35,327,358
Accrued interest receivable	2,511,753	1,139,411	—		3,651,164
Deferred income taxes	8,015,351	6,852,658	3,968,642	(4)(9)	18,836,651
Bank owned life insurance	16,977,347	12,936,837	—		29,914,184
Other real estate owned	2,726,910	5,062,065	(1,001,786	)(6)	6,787,189
Goodwill	633,790	—	6,213,634	(1)	6,847,424
Core deposit intangible	3,513,889	—	2,434,723	(3)	5,948,612
Other assets	2,575,612	4,500,223	(567,850	)(11)	6,507,985
Total assets	$868,986,147	$331,966,342	$(11,639,116)		$1,189,313,373

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$188,172,189	$6,014,995	$—		$194,187,184
Interest bearing	560,330,114	212,583,521	955,452	(7)	773,869,087
Total deposits	748,502,303	218,598,516	955,452		968,056,271
Short term borrowings	31,510,107	—	—		31,510,107
Long term borrowings	6,166,788	56,000,000	4,250,568	(8)	66,417,356
Accrued interest payable	279,907	8,399	—		288,306
Deferred compensation and supplemental benefits	4,690,584	—	—		4,690,584
Other liabilities	2,749,707	2,206,387	—		4,956,094
Total liabilities	793,899,396	276,813,302	5,206,020		1,075,918,718

Stockholders’ equity
Common stock	68,538	802	27,293	(1)(2)	96,633
Additional paid-in capital	53,875,593	11,206,794	26,573,926	(1)(2)	91,656,313
Retained earnings	19,543,682	43,197,810	(42,309,411	)(1)(2)	20,432,081
Accumulated other comprehensive income (loss)	1,220,486	747,634	(1,136,944	)(4)	831,176
Total stockholders’ equity	74,708,299	55,153,040	(16,845,136)		113,016,203
Non-controlling interest	378,452	—	—		378,452
Total stockholders’ equity	75,086,751	55,153,040	(16,845,136)		113,394,655
Total liabilities and stockholders’ equity	$868,986,147	$331,966,342	$(11,639,116)		$1,189,313,373

The accompanying notes are an integral part of these consolidated financial statements

Old Line Bancshares, Inc.

Consolidated Proforma Statement of Income with WSB Holdings, Inc.

(Unaudited)

	Old Line Bancshares	WSB Holdings, Inc	Proforma Adjustments		Proforma Combined
	March 31, 2013	March 31, 2013	March 31, 2013		March 31, 2013

Interest revenue
Loans, including fees	$7,831,823	$2,532,813	$52,750	(5)	$10,311,886
U.S. Treasury securities	1,754	—	—		$1,754
U.S. government agency securities	82,430	235,362	—	(4)	$317,792
Mortgage backed securities	388,256	157,291	—		$545,547
Municipal securities	469,668	—	—		$469,668
Federal funds sold	601	—	—		$601
Other	42,544	—	—		$42,544
Total interest revenue	8,817,076	2,925,466	52,750		11,689,792
Interest expense
Deposits	857,139	399,802	73,450	(3)	1,183,491
Borrowed funds	112,487	461,219	—		573,706
Total interest expense	969,626	861,021	73,450		1,757,197
Net interest income	7,847,450	2,064,445	(20,700)		9,932,595
Provision for loan losses	200,000	—	—		—
Net interest income after provision for loan losses	7,647,450	2,064,445	(20,700)		9,932,595

Non-interest revenue
Loan related fees	—	119,936	—		119,936
Gain on sale of loans	—	366,942	—		366,942
Service charges on deposit accounts	300,741	35,632	—		336,373
Gains on sales of investment securities	631,429	—	—		631,429
(Loss) gain on sale of other real estate owned	(200,454)	55,631	—		(144,823)
Earnings on bank owned life insurance	133,228	112,069	—		245,297
Gain (loss) on disposal of assets	(85,561)	—	—		(85,561)
Rental income	—	180,892	—		180,892
Other fees and commissions	247,683	72,215	—		319,898
Total non-interest revenue	1,027,066	943,317	—		1,970,383
Non-interest expense
Salaries and benefits	3,232,677	1,715,002	—		4,947,679
Occupancy & equipment	1,068,867	171,950	(35,750)	(10)	1,276,567
Data processing	239,057	140,093	—		379,150
FDIC insurance and State of Maryland assessments	155,243	151,457	—		306,700
Merger and integration expenses	240,485	74,108	—		314,593
Core deposit premium	177,582	—	(128,625)	(7)	306,207
Other operating	1,765,530	923,600	—		2,689,130
Total non-interest expense	6,879,441	3,176,210	(164,375)		10,220,026

Income (loss) before income taxes	1,795,075	(168,448)	143,675		1,482,952
Income taxes (benefit)	521,722	(110,100)	56,665	(9)	354,957
Net income (loss)	1,273,353	(58,348)	87,010		1,127,995
Less: Net (loss) attributable to the non-controlling interest	(13,095)	—	—		(13,095)

Net income (loss) attributable to Old Line Bancshares, Inc.	$1,286,448	$(58,348)	$87,010		$1,114,900

Basic earnings (loss) per common share	$0.19	$(0.01)	—		$0.11
Diluted earnings (loss) per common share	$0.19	$(0.01)	—		$0.11
Dividend per common share	$0.04	$(0.00)	—		$0.04

The accompanying notes are an integral part of these consolidated financial statements

Old Line Bancshares, Inc.

Consolidated Proforma Statement of Income with WSB Holdings, Inc.

(Unaudited)

	Old Line		Proforma		Proforma
	Bancshares	WSB Holdings, Inc	Adjustments		Combined
	December 31, 2012	December 31, 2012	December 31, 2012		December 31, 2012

Interest revenue
Loans, including fees	$33,808,739	$11,496,188	$211,000	(5)	$45,093,927
U.S. Treasury securities	9,646	—	—		9,646
U.S. government agency securities	362,323	1,202,848	—	(4)	1,565,171
Mortgage backed securities	2,243,209	2,793,416	—		5,036,625
Municipal securities	1,592,370	—	—		1,592,370
Federal funds sold	6,026	—	—		6,026
Other	199,810	—	—		199,810
Total interest revenue	38,222,123	15,492,452	211,000		53,503,575
Interest expense
Deposits	4,235,107	2,634,980	293,800	(3)	6,576,287
Borrowed funds	822,518	2,025,970	—		2,848,488
Total interest expense	5,057,625	4,660,950	293,800		9,424,775
Net interest income	33,164,498	10,831,502	(82,800)		44,078,800
Provision for loan losses	1,525,000	—	—		1,525,000
Net interest income after provision for loan losses	31,639,498	10,831,502	(82,800)		45,603,800

Non-interest revenue
Loan related fees	—	524,759	—		524,759
Gain on sale of loans	—	1,739,016	—		1,739,016
Service charges on deposit accounts	1,281,187	138,337	—		1,419,524
Gains on sales of mortgage-backed securities	—	189,264	—		189,264
Gains on sales of investment securities	1,156,781	445,727	—		1,602,508
Gain on sale of other real estate owned	110,704	191,229	—		301,933
Earnings on bank owned life insurance	548,454	455,794	—		1,004,248
Gain (loss) on disposal of assets	7,430	(9,198)	—		(1,768)
Rental income	—	645,294	—		645,294
Other fees and commissions	714,258	219,998	—		934,256
Total non-interest revenue	3,818,814	4,540,220	—		8,359,034
Non-interest expense
Salaries and benefits	12,038,509	7,226,635	—		19,265,144
Occupancy & equipment	3,687,419	703,351	(143,000)	(10)	4,533,770
Pension plan termination	700,884	—	—		700,884
Data processing	869,984	551,116	—		1,421,100
FDIC insurance and State of Maryland assessments	600,875	632,418	—		1,233,293
Merger and integration expenses	470,999	131,181	—		602,180
Core deposit premium	727,421	—	(514,500)	(7)	1,241,921
Other operating	6,176,436	4,672,600	—		10,849,036
Total non-interest expense	25,272,527	13,917,301	(657,500)		39,847,328

Income before income taxes	10,185,785	1,454,421	574,700		11,065,506
Income taxes (benefit)	2,720,446	428,829	226,662	(9)	2,922,613
Net income	7,465,339	1,025,592	348,038		8,142,893
Less: Net loss attributable to the non-controlling interest	(65,125)	—	—		(65,125)
Net income attributable to Old Line Bancshares, Inc.	$7,530,464	$1,025,592	$348,038		$8,077,768

Basic earnings (loss) per common share	$1.10	$0.13	—		$0.83
Diluted earnings (loss) per common share	$1.09	$0.13	—		$0.82
Dividend per common share	$0.16	$0.00	—		$0.16

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET AND STATEMENT OF INCOME

1.                                      Old Line Bancshares issued shares of its stock to stockholders of WSB Holdings, Inc. to effect the acquisition.  The exchange ratio was based on a pricing mechanism that adjusted based on the closing price as defined in the merger agreement.  The unaudited pro forma combined financial information assumes that Old Line Bank exchanged each share of WSB Holdings, Inc. stock for .557 shares of Old Line Bank common stock and repurchased all fractional shares that resulted from the share exchange.

WSB Holdings, Inc. stockholders own approximately 29.79% of the voting stock of the combined company after the acquisition.  The shares of Old Line Bancshares’ common stock illustrated in this pro forma were recorded at $12.98 per share, the closing price of Old Line Bancshares on the effective date of the merger.  The pro forma financial statements include payment to WSB Holdings, Inc. stockholders who elected to receive cash consideration for a total cash payment of $17 million.

Old Line Bancshares will determine the final allocation of the purchase price after we have completed additional analysis to determine the fair values of WSB Holdings, Inc. tangible and identifiable intangible assets and liabilities as of the date of the acquisition.  Changes in the fair value of the net assets of WSB Holdings, Inc. as of the date of the acquisition will likely change the amount of the purchase price allocable to goodwill. The further refinement of transaction costs and fair valuations will likely change the amount of goodwill recorded.  The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.  Old Line Bancshares has prepared the pro forma financial information to include the estimated adjustments necessary to record the assets and liabilities of WSB Holdings, Inc. at their respective fair values and represents management’s best estimate based upon the information available at this time.  The pro forma adjustments included herein are subject to change as additional information becomes available and as we perform additional analyses.  The final acquisition accounting adjustments may be materially different from the pro forma adjustment presented herein.  Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to the balance sheet and statement of operations.  Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.  The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The total purchase price for the purpose of this pro forma financial information is $54.7 million.  The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares outstanding after adjustment for the WSB Holdings, Inc. stockholders who elected to receive cash consideration for a total cash payment of $17 million and the redemption of fractional shares.

Summary of Purchase Price Calculation and Goodwill Resutling from Merger

And Reconciliation of Pro Forma Shares Outstanding at March 31, 2013

($ in thousands except share and per share data)

		March 31, 2013
Purchase Price Consideration-Common Stock
WSB Holdings shares outstanding exchanged for stock	5,223,633
Exchange ratio	0.557
Old Line Bancshares shares issued to WSB Holdings stockholders	2,909,486
Purchase price per WSB Holdings common share	$6.0743
Cash consideration	$16,966
Purchase price assigned to shares exchanged for stock	$37,765
Total purchase price		$54,731
WSB Holdings stockholders’ equity, excluding accumulated other comprehensive income	$54,610

Estimated adjustments to reflect assets acquired at fair value:
Loans	(14,532)
Allowance for loan losses	2,767
Deferred loan fees	372
Premises and equipment	5,673
Deferred income taxes	3,969
Other real estate owned	(1,002)
Other intangible assets (Core deposit premium)	2,435
Other assets	(568)

Estimated adjustments to reflect liabilities acquired at fair value:
Interest bearing deposits	(955)
Long term borrowings	(4,251)
		48,518
Goodwill resulting from merger		$6,213

Reconcilement of Pro Forma Shares Outstanding
WSB Holdings shares outstanding		8,016,607
Less cash consideration & fractional		(2,792,974)
WSB Holdings shares converted		5,223,633
Exchange ratio		0.557
Old Line Bancshares shares issued to WSB Holdings stockholders		2,909,486
Old Line Bancshares shares outstanding		6,857,914
Pro forma Old Line Bancshares shares outstanding		9,767,400
Pro forma % ownership by WSB Holdings		29.79%
Pro forma % ownership by legacy Old Line Bancshares		70.21%

2.                                      Adjustment to reflect the issuance of common shares of Old Line Bancshares common stock with a $0.01 par value in connection with the merger and the adjustments to stockholders’ equity for the reclassification of WSB Holdings, Inc’s historical equity accounts (common stock, accumulated other comprehensive income and retained earnings) into additional paid-in capital.

3.                                      Adjustment of $2.4 million to core deposit intangible to reflect the fair value of this asset and the related amortization adjustment based upon an expected life of 10 years and using a sum of the years digit method. We expect the amortization of the core deposit intangible to increase pro forma before tax non-interest expense by $294 thousand in the first year following consummation.

4.                                      Since all investments were recorded as available for sale, we have reclassified the valuation allowance in accumulated other comprehensive income and the deferred tax asset to eliminate the valuation allowance. There is no impact on the income statement during the first year.

5.                                      Adjustments to reflect the fair value of loans include:

•                  An adjustment of $2.8 million to reflect the removal of the allowance for loan losses in connection with applying acquisition accounting under ASC 805. We will apply this adjustment to loans accounted for within the scope of ASC 310-30 (ASC 310-30 occurs as a result of the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations). Old Line Bank’s management and independent loan review personnel determined this amount based on a review of WSB Holdings, Inc’s  loans. This review considered payment history, relevant collateral values, debt service coverage ratios and other factors. There is no estimated accretion for this credit quality adjustment in the pro forma statement of income.

•                  An additional adjustment of $12.7 million for loans accounted for within the scope of ASC 310-30 as outlined above. There is no estimated accretion for this credit quality adjustment in the pro forma statement of income.

•                  Adjustment of $3.3 million to increase the fair values of performing loans based on current interest rates of similar loans. We will recognize this adjustment using the level yield amortization method based upon the expected life of the loans. We expect this adjustment will decrease pro forma before tax interest income by approximately $330 thousand in the first year following consummation.

•                  An adjustment of $2.6 million to decrease the fair value of nonperforming loans accounted for within the scope of ASC310-30 which will result in a future accretion associated with this amount.  An additional adjustment of $2.5 million is recorded for estimated future credit losses on the performing loans.  To determine the fair value of the loans within the scope of ASC 310-20, Old Line Bank’s management and independent loan review personnel evaluated WSB Holdings, Inc’s loan portfolio and considered the risk characteristics within various pools of loans within the remaining loan portfolio. This review included payment history, concentrations, quality of underwriting and economic weaknesses.  We will recognize this credit quality adjustment using a level yield analysis. We anticipate this adjustment will increase pro forma before tax interest income by approximately $541 thousand.

•                  An adjustment of $371,700 to eliminate the deferred fees associated with acquired loans. There is no related adjustment in the pro forma statement of income.

The following table reconciles the total loan adjustments:

Fair Value time and interest rate	$3,258,731
ASC 310-30 (Allowance)	2,767,274
ASC 310-30	(12,672,309)
ASC 310-30	(2,474,655)
ASC 310-20	(2,644,163)
Deferred fees	371,700
Total Loan Adjustments	$(11,393,422)

6.                                      An adjustment of $1.0 million to reflect the fair value of other real estate owned, based on Old Line Bank’s management detailed analysis of these assets that included site visits where possible, current third party appraisals and current tax assessed values. There is no estimated income for this adjustment in the pro forma statement of income.

7.                                      Adjustment of $955,452 to reflect the fair values of interest bearing time deposit liabilities based on current interest rates for similar instruments. We will recognize this adjustment using a level yield amortization method based upon the maturities of the deposit liabilities. We expect this adjustment will decrease pro forma before tax interest expense by $514,600 the first year following consummation.

8.                                      Adjustment of $4.3 million to reflect the fair value of long term borrowings held by WSB Holdings, Inc.  We have repaid this debt at or near the acquisition date and there is no estimated expense for this adjustment in the pro forma statement of income.

9.                                      Adjustment to reflect the net deferred tax at a rate of 39.445% related to fair value adjustments on the balance sheet and a statutory tax rate of 39.445% for book tax expense. We have not taken a tax benefit for certain merger obligations and cost that we do not consider tax deductible.

10.                               Adjustment of $5.7 million to reflect the increase in fair value for premises and equipment. We have estimated the amortization of the fair value adjustment over a 40 year period. We expect this adjustment to increase pro forma occupancy and equipment expense by $143 thousand in the first year of consummation.

11.                               Adjustment to other assets of $568,000 to eliminate WSB deferred assets. There is no pro forma statement of income adjustment for this item.

12.                               We determine basic earnings per common share by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding.

We calculate diluted earnings per common share by including the average dilutive common stock equivalents outstanding during the period. Dilutive common equivalent shares consist of stock options, calculated using the treasury stock method.

For pro forma basic and diluted earnings per common share we have assumed that the shares issued at acquisition are outstanding for the entire nine month or twelve month period, respectively.

	March 31, 2013	December 31, 2012
Weighted average number of shares Old Line Bancshares	6,848,505	6,828,512
Shares issued to WSB stockholders	2,909,486	2,909,486
Subtotal average number of common shares	9,757,991	9,737,998
Dilutive average number of shares	102,244	65,133
Total average common shares including dilutive shares	9,860,235	9,803,131

13.                               In conjunction with the merger we expect to incur approximately $3.0 million in expenses associated with conversion of data processing systems, severance, legal, accounting and consulting fees. To date, we had incurred approximately $2.8 million in expenses associated with the merger. We will expense these merger expenses as incurred and have not included them in the pro forma income statement or balance sheet.